EXHIBIT 10.03

FLEXTRONICS INTERNATIONAL USA, INC.

2010 DEFERRED COMPENSATION PLAN

Award Agreement (non-performance, periodic vesting, continuing Participant)

Award Amount

I am pleased to inform you that Flextronics International USA, Inc. (the “Company”) has, pursuant to the Flextronics International USA, Inc. 2010 Deferred Compensation Plan (the “Plan”), awarded you an incentive bonus of $                         (the “Incentive Bonus”) in return for services to be rendered in the future as an employee of the Company.  This Award Agreement, together with the Plan and the applicable Deferral Agreement, set forth the terms and conditions of your Incentive Bonus.  Unless the context indicates otherwise, capitalized terms used in this Award Agreement have the meanings given to them in the Plan.

Credit of Award to Deferral Account

Your Incentive Bonus is not vested when earned and will not be paid currently to you.  Instead, on the date of this letter (or as soon thereafter as is practicable), a subaccount of your Deferral Account (your “Incentive Bonus Deferral Subaccount”) will be credited with the amount of your Incentive Bonus.  The value of your Incentive Bonus Deferral Subaccount will thereupon be subject to adjustment for hypothetical investment gains and losses, as described below.

Vesting

Except as otherwise described below or as otherwise provided for in the Plan, your Incentive Bonus Deferral Subaccount will vest as follows:

•                  One-fourth (1/4th) of your Incentive Bonus Deferral Subaccount will vest on the first (1st) anniversary of the thirtieth day (30th) after your Incentive Bonus was credited to your Incentive Bonus Deferral Subaccount,

•                  One-third (1/3rd) of the remaining unvested Incentive Bonus Deferral Subaccount will vest on the second (2nd) anniversary of the date that your Incentive Bonus was credited to your Incentive Bonus Deferral Subaccount,

•                  One-half (1/2) of the remaining unvested Incentive Bonus Deferral Subaccount will vest on the third (3rd) anniversary of the date that your Incentive Bonus was credited to your Incentive Bonus Deferral Subaccount, and,

•                  One hundred percent (100%) of the remaining Incentive Bonus Deferral Subaccount will vest on the fourth (4th) anniversary of the date that your Incentive Bonus was credited to your Incentive Bonus Deferral Subaccount.

Your Incentive Bonus Deferral Subaccount will become one hundred percent (100%) vested upon an Involuntary Separation from Service that occurs within two (2) years following a Change in Control; provided, however, that your Incentive Bonus Deferral Subaccount will not vest earlier than                   , 201 .

Except as provided above, if your employment with the Company is terminated for any reason, any unvested portion of your Incentive Bonus Deferral Subaccount (as determined at the end of the day of your termination) will be forfeited for no consideration.

Deferral Agreement and Payout of Your Vested Account Balance

You are required to elect a payment schedule for your Incentive Bonus Deferral Subaccount in accordance with the Deferral Agreement that accompanies this Award Agreement.  You must submit the signed Deferral Agreement for your Incentive Bonus to the Company no later than                 , 201 .

The distribution of the vested portion of your Incentive Bonus Deferral Subaccount, if any, will be made in accordance with the terms of your Deferral Agreement.  In the event that you do not timely submit a Deferral Agreement, or if such Deferral Agreement is otherwise invalid, the vested portion of your Incentive Bonus Deferral Subaccount, if any, to which such invalid Deferral Agreement relates will be payable to you on the date that is six (6) months after your Separation from Service, or, if earlier, upon the date of your death if you die within six (6) months after your Separation from Service.

You may, at the Company’s sole discretion, be permitted to elect to re-defer your Incentive Bonus Deferral Subaccount at any time that is at least twelve (12) months before the Incentive Bonus Deferral Subaccount is payable.  With respect to a payment other than a payment in the event of death, Disability, or Unforeseeable Emergency, any such re-deferral election must be for a period of at least five (5) years after the Incentive Bonus Deferral Subaccount was otherwise payable.

Deemed Investment of Deferral Subaccounts

The unvested portion of your Incentive Bonus Deferral Subaccount will be held in an unvested subaccount that will be invested in Hypothetical Investments at the Company’s direction, or, in the sole discretion of the Company, you may be allowed to direct the investment of your Incentive Bonus Deferral Subaccount; provided, however, that the Company may restrict or limit in any manner the Hypothetical Investments available to you.

Upon vesting, your Incentive Bonus Deferral Subaccount will be held in a vested subaccount that will be deemed invested in Hypothetical Investments at your direction.

The value of your Incentive Bonus Deferral Subaccount will depend upon the performance of the Hypothetical Investments in which it is deemed to be invested.  Your Incentive Bonus Deferral Subaccount will be increased by hypothetical gains, and reduced by hypothetical losses, that result from the Hypothetical Investments in which the Incentive Bonus Deferral Subaccount is deemed to be invested.

Any portion of your Incentive Bonus Deferral Subaccount for which you have not made a valid Hypothetical Investment election shall be deemed to be invested in a default Hypothetical

Investment that the Company will designate and which may be changed at the discretion of the Company from time to time.

FICA Taxes

The Company may debit your Deferral Account for any taxes due with respect to the Incentive Bonus Deferral Subaccount at the time that such taxes are required to be withheld.  Generally, FICA (social security and Medicare) taxes will be withheld with respect to the Incentive Bonus Deferral Subaccount at the time of vesting.

Account Balance Reachable by Company Creditors

You understand and acknowledge that your Deferral Account, including your Incentive Bonus Deferral Subaccount, will be reachable by the Company’s general creditors upon the insolvency of the Company.  You also understand and acknowledge that, except as provided in the Plan, you are not entitled to accelerate distributions from the Plan.

Other Agreements

Your Incentive Bonus is in addition to any rights that you have under any other agreement with the Company.  Your Incentive Bonus will not be deemed to be salary or other compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Company for the benefit of its employees. This Award Agreement is subject in its entirety to the terms of the Plan and any applicable Deferral Agreements.

If a future change in law would, in the judgment of the Committee or Plan Administrator, likely accelerate taxation to you of amounts that would be credited to your Deferral Account under the Plan, the Company will attempt to amend the Plan to satisfy the requirements of the change in law and, unless and until such an amendment is made, the Company will cease to credit Incentive Bonuses to your account established under the Deferred Compensation Plan.  The parties intend that the awards issued under this Award Agreement and the Plan comply with the requirements of Section 409A of the Code, and this Award Agreement and the Plan (insofar as it relates to this Award Agreement) shall be administered and interpreted in accordance with such intent.

The award to you of the Incentive Bonus does not give you any right to be retained by the Company, and does not affect the right of the Company to dismiss you.  The Company may withhold from any payment under the Plan any amount that is required to withhold pursuant to applicable law.

Enclosed are:

•                  Flextronics International USA, Inc. 2010 Deferred Compensation Plan; and,

•                  Summary of the 2010 Deferred Compensation Plan.

By signing below, you represent that you have read and understand these documents and have had adequate opportunity to ask any questions about the documents.  You understand that although the Company has attempted to structure a plan to accomplish the tax results discussed in the documents, the Company cannot warrant that the tax effect on you will be as expected.  You also understand that the Company and its representatives are not attempting to give you tax advice.  We strongly advise you to seek any tax advice from your own tax adviser.

If any provision of this agreement is determined to be unenforceable, the remaining provisions shall nonetheless be given effect.  This agreement shall be construed in accordance with the laws of the State of California without regard to conflict of law rules.

Sincerely,

FLEXTRONICS INTERNATIONAL USA, INC.

By:

[name]
[title]

Accepted and agreed on this day of , .

[Name]